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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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
At Heska Corporation:                          At Noonan/Russo Communications, Inc.:
Ron Hendrick, Executive Vice President & CFO   Miriam Weber (Investor Relations)
     (970) 493-7272                                 (212) 696-4455, Ext. 352
Robert Grieve, Chairman & CEO                  Matthew Knight (Media Relations)
     (970) 493-7272                                 (212) 696-4455, Ext. 271
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HESKA COMPLETES $5.7 MILLION PRIVATE PLACEMENT

Fort Collins, Colo.- February 7, 2001 - Heska Corporation (Nasdaq: HSKA) announced today that it has completed a private placement of approximately 4.57 million shares of common stock for aggregate proceeds of approximately $5.7 million with a group of institutional investors, including existing stockholders of Heska. Wells Fargo Van Kasper acted as a financial advisor with respect to the transaction. Heska intends to use the proceeds for working capital.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Heska has agreed to file a registration statement covering resales of these shares by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Heska discovers, develops, manufactures and markets companion animal health products, primarily for dogs, cats and horses. Heska has a sophisticated scientific effort devoted to applying biotechnology to the large and growing companion animal health market. Heska's existing state-of-the-art allergy diagnostics and immunotherapy products are sold to veterinarians for the testing and treatment of thousands of allergic cats and dogs each year. Heska also offers diagnostic and patient monitoring instrumentation and supplies, as well as pharmaceuticals, vaccines and diagnostic products in the United States and Europe to veterinarians, and operates a USDA- and FDA- licensed facility, which manufactures vaccines and pharmaceutical products. For additional information on Heska and its products, visit the company's web site at www.heska.com.

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